Filed Pursuant to Rule 433
Registration Statement No. 333-227001

RBC Capital Markets

November 30, 2019

RBC Large Cap US Tactical Equity Total Return Index

Performance Factsheet

Index Objectives:
The RBC Large Cap US Tactical Equity Total Return Index is designed to meet or exceed risk-adjusted returns relative to the benchmark by optimizing asset allocation between Large-Cap U.S. equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Large-Cap U.S. equities, on a monthly basis, to determine the exposure until the next monthly observation.

Index Ticker Symbols:
Bloomberg: RBCELTUT Index
Thomson Reuters: .RBCELTUT

Index Launch Date:
February 18, 2019

Index Base Date:
October 31, 2007

Asset Class:
Equity
Fixed Income (Cash)

Allocations:
E-mini S&P 500 Futures contract
Federal Funds Rate

Last Allocation Date:
November 13, 2019

Benchmark:
S&P 500 Total Return Index
Bloomberg: SPXT Index
Thomson Reuters: .SPXT

Liquidity:
The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume.

Availability:
Investors cannot invest directly in the Index.
The Index can be used as an underlying for various investment vehicles to provide exposure to investors.

Index Description

The Index provides exposure to either Large-Cap U.S. equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a pre-defined Tactical Trigger: the 200 daily moving average (200 DMA) of the SPDR S&P 500 ETF Trust (Bloomberg: SPY US Equity; the ETF). The Index obtains exposure to Large-Cap U.S. equities by tracking the performance of the futures contract.

On the specified monthly determination date, if the ETF is at or above its 200 DMA (a bullish trend), the Index will allocate to equity via the E-mini S&P 500 futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 200 DMA (a bearish trend).

Performance[1, 2] – Total Return (USD)


340
300
260
220
180
140
100
60
20
Oct 07
Mar 09
Jul 10
Nov 11
Mar 13
Jul 14
Nov 15
Mar 17
Jul 18
Nov 19
Index
Benchmark

Index (USD)	Return (%)[2] 1M	Return (%)[2] 3M	Return (%)[2] YTD	Return p.a. (%) 1Y	Return p.a. (%) 3Y	Return p.a. (%) 5Y	Return p.a. (%) Base	YoY Return (%) '14	YoY Return (%) '15	YoY Return (%) '16	YoY Return (%) '17	YoY Return (%) '18
Index (I)	3.7	7.9	13.6	13.8	14.4	10.0	9.5	2.2	-1.8	12.4	21.1	6.7
Benchmark (B)	3.6	7.9	27.6	16.1	14.9	11.0	8.3	13.7	1.4	12.0	21.8	-4.4
Variation (I) - (B)	0.1	0.0	-14.1	-2.3	-0.5	-0.9	1.2	-11.5	-3.1	0.4	-0.7	11.1

Index (USD)	Volatility p.a. (%)[3] 1Y	Volatility p.a. (%)[3] 5Y	Volatility p.a. (%)[3] Base	Sharpe Ratio[4] 1Y	Sharpe Ratio[4] 5Y	Sharpe Ratio[4] Base	12 Month Return Best	12 Month Return Worst	Worst Drawdown (%)	Worst Drawdown DUW[5]	Beta 1Y	Beta 5Y
Index (I)	11.2	11.3	11.9	1.07	0.84	0.80	35.8	-14.0	-17.9	22	0.53	0.67
Benchmark (B)	14.9	13.6	19.7	1.06	0.79	0.49	72.3	-47.5	-54.8	53	1.00	1.00
Variation (I) - (B)	-3.7	-2.2	-7.9	0.01	0.05	0.31	-36.5	33.5	36.9	-30	-	-

[1] Daily data from October 31, 2007 to November 30, 2019. Index re-based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document
[2] Source: Solactive AG, Bloomberg, RBC Capital Markets
[3] Based on daily returns, annualized with a 252-day factor
[4] Based on the average of daily excess returns against Fed Funds, annualized with a 252-day factor
[5] Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline

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                                           $170  $190  $210  $230  SPY Price  Allocation History1 (over last 12 months)          Index  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2019  0.2%  0.2%  0.8%  4.1%  ‐6.5%  7.0%  1.5%  ‐1.8%  1.9%  2.1%  3.7%    13.6%  2018  5.7%  ‐3.8%  ‐2.7%  0.3%  2.4%  0.6%  3.7%  3.2%  0.6%  ‐3.3%  0.2%  0.2%  6.7%  2017  1.8%  3.9%  0.1%  1.0%  1.4%  0.6%  2.0%  0.2%  2.0%  2.4%  3.0%  1.1%  21.1%  2016  0.0%  0.0%  1.7%  0.4%  1.8%  0.2%  3.8%  0.1%  ‐0.1%  ‐1.8%  3.7%  2.0%  12.4%  2015  ‐3.1%  5.8%  ‐1.6%  0.9%  1.3%  ‐2.0%  2.2%  ‐6.1%  1.5%  0.0%  0.0%  0.0%  ‐1.8%  2014  ‐3.5%  4.6%  0.8%  0.7%  2.3%  2.0%  ‐1.4%  4.0%  ‐1.4%  ‐6.0%  0.9%  ‐0.4%  2.2%  2013  5.2%  1.4%  3.7%  1.9%  2.3%  ‐1.5%  5.1%  ‐2.9%  3.0%  4.6%  3.0%  2.4%  31.7%  As of Last Determination Date (November 11, 2019)      Indicator  Closing Level  Tactical Trigger  Large‐Cap U.S. (SPY)  308.35  6.4% ABOVE 200 DMA  Benchmark  Jan  Feb  Mar  Apr  May  Jun  Jul  Aug  Sep  Oct  Nov  Dec  Year  2019  8.0%  3.2%  1.9%  4.0%  ‐6.4%  7.0%  1.4%  ‐1.6%  1.9%  2.2%  3.6%    27.6%  2018  5.7%  ‐3.7%  ‐2.5%  0.4%  2.4%  0.6%  3.7%  3.3%  0.6%  ‐6.8%  2.0%  ‐9.0%  ‐4.4%  2017  1.9%  4.0%  0.1%  1.0%  1.4%  0.6%  2.1%  0.3%  2.1%  2.3%  3.1%  1.1%  21.8%  2016  ‐5.0%  ‐0.1%  6.8%  0.4%  1.8%  0.3%  3.7%  0.1%  0.0%  ‐1.8%  3.7%  2.0%  12.0%  2015  ‐3.0%  5.7%  ‐1.6%  1.0%  1.3%  ‐1.9%  2.1%  ‐6.0%  ‐2.5%  8.4%  0.3%  ‐1.6%  1.4%  2014  ‐3.5%  4.6%  0.8%  0.7%  2.3%  2.1%  ‐1.4%  4.0%  ‐1.4%  2.4%  2.7%  ‐0.3%  13.7%  2013  5.2%  1.4%  3.8%  1.9%  2.3%  ‐1.3%  5.1%  ‐2.9%  3.1%  4.6%  3.0%  2.5%  32.4%  As of Month End (November 30, 2019)      Indicator  Closing Level  Distance from DMA  Large‐Cap U.S. (SPY)  314.31  7.5%  DateDetermination  LastNovember 11, 2019  NextDecember 16, 2019  Allocation  November 13, 2019  December 18, 2019  November 30, 2019  Determination Date  Allocation Date  E‐mini S&P 500 Futures  Cash  Index Performance *  Benchmark Performance *  November 11, 2019  November 13, 2019  100%  0%  TBD**  TBD**  October 14, 2019  October 16, 2019  100%  0%  3.6%  3.6%  September 16, 2019  September 18, 2019  100%  0%  ‐0.4%  ‐0.4%  August 12, 2019  August 14, 2019  100%  0%  6.0%  6.1%  July 15, 2019  July 17, 2019  100%  0%  ‐4.7%  ‐4.7%  June 17, 2019  June 19, 2019  100%  0%  1.9%  2.1%  May 13, 2019  May 15, 2019  100%  0%  2.8%  2.9%  April 15, 2019  April 17, 2019  100%  0%  ‐1.4%  ‐1.6%  March 11, 2019  March 13, 2019  100%  0%  3.1%  3.4%  February 11, 2019  February 13, 2019  0%  100%  0.2%  2.3%  January 14, 2019  January 16, 2019  0%  100%  0.2%  5.4%  December 17, 2018  December 19, 2018  0%  100%  0.2%  4.5%        200 DMASPDR S&P 500 ETF Trust (SPY)  Current Allocation100% Equity(as of November 13, 2019)  1 Determination Date was two business days prior to Allocation Date* Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (December 18, 2019)Allocation Snapshot (as of November 30, 2019) Characteristics Snapshot$330$310$290$270$250  $150Nov 15 May 16 Nov 16 May 17 Nov 17 May 18 Nov 18 May 19 Nov 19Monthly Returns (%, as of November 30, 2019)    2

Capital Markets

November 30, 2019

Summary of Index Methodology:


RBC Large Cap US
Tactical Equity Total Return Index
Tactical Trigger – Determined 2 Trading Days Before Allocation
200-day Moving Average
SPDR S&P 500 ETF Trust
(SPY)
Monthly Allocation – Is Tactical Trigger Bullish or Bearish?
Bullish Tactical Trigger
SPDR S&P 500 ETF Spot
above the Tactical Trigger
E-mini S&P 500 Future
+
Federal Funds Rate
OR
Federal Funds Rate
Bearish Tactical Trigger
SPDR S&P 500 ETF Spot
below the Tactical Trigger

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This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department.This presentation should not be distributed to or shown to anyone other than the intended audience.This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. 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RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary.RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada ‐ Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling toll‐ free at 1‐877‐688‐2301.® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.Important Information About the Historical Performance of the IndexThe Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back‐tested information.The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. In addition, please note that the back‐tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.For the full Index methodology, please visit the following link: www.solactive.com  November 30, 2019    4